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EXHIBIT 21.1

LTC PROPERTIES, INC.

LIST OF SUBSIDIARIES
As of December 31, 2007

Company	State of Organization	Company	State of Organization
Albuquerque Real Estate Investments, Inc.	Delaware	LTC-K2 Limited Partnership	Delaware
Bakersfield-LTC, Inc.	Delaware	LTC-K2 LP, Inc.	Delaware
Beaumont Real Estate Investments, LP	Texas	LTC-K2, Inc.	Delaware
BV Holding-LTC, Inc.	Delaware	LTC-Lake Forest, Inc.	Delaware
Coronado Corporation	Delaware	LTC-New Mexico, Inc.	Nevada
East New Mexico, Inc.	Delaware	LTC-Ohio, Inc.	Delaware
Education Property Investors, Inc.	Nevada	LTC-Richmond, Inc.	Nevada
Florida-LTC, Inc.	Nevada	L-Tex GP, Inc.	Delaware
Kansas-LTC Corporation	Delaware	L-Tex L.P. Corporation	Delaware
LTC GP I, Inc.	Delaware	Missouri River Corporation	Delaware
LTC GP VI, Inc.	Delaware	New Mexico Real Estate Investments, Inc.	Delaware
LTC Partners IX, L.P.	Delaware	North Carolina Real Estate Investments, LLC	North Carolina
LTC West, Inc.	Nevada	Park Villa Corporation	Delaware
LTC-Dearfield, Inc.	Nevada	Skilled Healthcare Holdings, Inc.	Delaware
LTC-DS, Inc.	Delaware	Texas-LTC Limited Partnership	Texas
LTC-Gardner, Inc.	Delaware	Texas-LTC Woodridge Limited Partnership	Delaware
LTC-Griffin, Inc.	Nevada	Vacaville-LTC, Inc.	Delaware
LTC-Jonesboro, Inc.	Nevada
LTC-K1 Inc.	Delaware

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  EXHIBIT 21.1